UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K Amendment No.

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	June 11, 2013

BOOMERANG SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-10176	22-2306487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 B Vreeland Road, Florham Park, NJ 07932
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:		(973) 538-1194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 11, 2013 (the “Closing Date”), Boomerang Systems, Inc. (the “Company”), and its wholly-owned subsidiaries Boomerang Sub, Inc., Boomerang USA Corp. and Boomerang MP Holdings Inc. (collectively with the Company, the “Borrowers” and individually, a “Borrower”), entered into a Loan and Security Agreement (the “Loan Agreement”) dated as of June 6, 2013 with lenders who became a lender party thereto (together with any party which subsequently becomes a lender party, the “Lenders” and, individually, a “Lender”) and the Agent (as defined in the Loan Agreement). Pursuant to the Loan Agreement, Lenders committed to fund $4,750,000 principal amount of loans to the Borrowers. The Loan Agreement contemplates that the aggregate principal amount of borrowings may be increased to $10 million through commitments from additional Lenders who subsequently become a party to the Loan Agreement.

Each of the material agreements relating to the transactions is summarized in greater detail below. The descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to the full text of each agreement, all of which are filed as exhibits to this Report. These agreements have been included to provide investors and security holders with information regarding their respective terms. The description is not intended to provide any other factual information about the Company or the other parties thereto. The agreements contain representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreements. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A Lender which is not an affiliate of the Company (the “Non-Affiliate Lender”), committed to fund $3,000,000 principal amount of loans, and 11 Lenders, each of which is an affiliate of the Company or designated as an affiliate of the Company for purposes of the Loan Agreement (the “Affiliate Lenders”), committed to fund $1,750,000 principal amount of loans. On the closing Date, the Non-Affiliate Lender advanced $1,000,000 to the Company, for which it received $1,000,000 principal amount of notes and the Affiliate Lenders advanced $1,000,000 to the Company for which they received $1,000,000 principal amount of notes (the notes issued on the Closing Date, together with any additional notes issuable under the Loan Agreement are referred to as the “Notes”). The Company, as Borrowing Agreement for the Borrowers, may request additional advances from the Lenders (in a minimum amount of $250,000 per request) by specifying the amount of the requested advance and the use of proceeds thereof.

The Notes bear interest at the rate of 15% per annum, payable upon maturity. The maturity date of the Notes is May 31, 2016, subject to earlier prepayment upon acceleration of the occurrence of an event of default (as defined in the Loan agreement); provided further that the Company may prepay the Notes at any time without penalty.

Pursuant to the Loan Agreement, the Borrowers assigned, pledged and granted to the Lenders a security interest in substantially all of their respective assets, including their respective intellectual property, accounts, receivables, general intangibles, equipment, inventory, all of the proceeds and products of the foregoing and the Company’s equity interests in the other Borrowers.

As partial consideration for providing advances under the Loan Agreement, the Company agreed to issue to each Lender warrants (the “Warrants”) to purchase 20,000 shares of its common stock for each $100,000 advanced. On the Closing Date, the Company issued Warrants to purchase an aggregate of 400,000 shares of common stock. The Warrants are exercisable at $5.00 per share (the “Exercise Price”), subject to full ratchet adjustment for issuance below the exercise price, subject to certain exceptions. Additionally, the Exercise Price may not be adjusted below $0.25. Cashless exercise is permitted if the average trading volume of the Company’s Common Stock during at least five (5) of the ten (10) consecutive trading days immediately preceding the date of the notice of exercise is at least 10,000 shares, and will be based upon the average of the last sale price of the Common Stock during such five (5) consecutive trading day period. The Warrants expire on June 6, 2018.

The following related parties of the Company participated as Affiliate Lenders:

Name	Commitment	Amount Funded On the Closing Date	Aggregate Number of Warrants Issuable	Warrants Issued On Closing Date
The Estate of Gene Mulvihill(1)	$500,000	$285,714.29	100,000	57,143
Sunset Marathon Partners LLC(2)	$250,000	$142,857.14	50,000	28,571
MRP Holdings LLC(3)	$100,000	$ 57,142.86	20,000	11,426
Burton I. Koffman(4)	$750,000	$428,571.43	150,000	85,712

(1)	Gail Mulvihill and Andrew Mulvihill, the co-administrators of the estate, exercise voting and investment power over the shares issuable upon exercise of the Warrants. Gail Mulvihill is a principal stockholder of the Company and mother of Christopher, the Company’s President and a principal stockholder of the Company. Andrew Mulvihill is a brother of Christopher Mulvihill.

(2)	James Mulvihill, a principal stockholder of the Company, has voting and investment power over the shares issuable upon exercise of the Warrants and is a brother of Christopher Mulvihill

(3)	MRP Holdings LLC is owned by Mark Patterson, the Chief Executive Officer and a director and principal stockholder of the Company.

(4)	Directly and indirectly through entities he controls and by members of his family and entities they control, Mr. Koffman is a principal stockholder of the Company.

A majority of the principal amount of each series of convertible notes (due 2016, June 2017 and December 2017) consented to the Company’s entering into the Loan Agreement and increasing the secured indebtedness under the Loan Agreement, and acknowledged that the secured indebtedness under the Notes is senior in right of payment and otherwise to the convertible notes.

Simultaneously with entering into the Loan Agreement, the Company (i) amended the Automated Parking Design and Purchase Agreement dated October 19, 2012 by and between the Company and BrickellHouse Holdings, LLC (“BHH”) pursuant to which the purchase price to BHH was increased by approximately $2 million and (ii) the Company and BHH entered into a marketing agreement pursuant to which the Company agreed to pay BHH royalties based upon future sales of automated parking solutions through the Company’s Robotic Valet Systems, in an aggregate amount up to $2 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOMERANG SYSTEMS, INC.

Date:	June 17, 2013	By:	/s/ Mark R. Patterson
Mark R. Patterson
Chief Executive Officer